As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-276711

Registration No. 333-276711-01

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT 333-276711

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT 333-276711-01

UNDER THE SECURITIES ACT OF 1933

Carnival Corporation Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation or organization)

59-1562976

(I.R.S. Employer Identification No.)

3655 N.W. 87th Avenue
Miami, Florida 33178-2428
(305) 599-2600

Carnival plc

(Exact name of registrant as specified in its charter)

England and Wales

(State or other jurisdiction of incorporation or organization)

98-0357772

(I.R.S. Employer Identification No.)

Carnival House
100 Harbour Parade
Southampton SO15 1ST, United Kingdom
011 44 23 8065 5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Enrique Miguez, Esq.
General Counsel
Carnival Corporation Ltd.
3655 N.W. 87th Avenue
Miami, Florida
33178-2428
(305) 599-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.
Luke Jennings, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On May 7, 2026, Carnival Corporation and Carnival plc completed the unification of their dual-listed company structure under a single company, Carnival Corporation Ltd. (the “Registrant”), with Carnival plc as the wholly-owned UK subsidiary of Carnival Corporation (the “DLC Unification”). In addition, Carnival Corporation migrated its jurisdiction of incorporation from Panama to Bermuda and changed its name to Carnival Corporation Ltd. (the “Redomiciliation”), and Carnival plc will subsequently be re-registered as a private limited company. This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed to deregister any and all securities of the Registrants that remain unsold or otherwise unissued under the Registration Statement (as defined below) and to terminate the effectiveness of the Registration Statement.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment is being filed by Carnival Corporation Ltd. and Carnival plc (the “Registrants”) to deregister any and all securities registered but unsold or otherwise unissued under the following joint Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), relating to the registration or resale of any of the Registrants’ securities:

•	Registration Statement No. 333-276711 and 333-276711-01 filed with the Commission on January 26, 2024

As a result of the consummation of the DLC Unification, the Registrants have terminated all offerings of their securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Registrants hereby remove and withdraw from registration all securities of the Registrants registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrants hereby terminate the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on May 7, 2026.

CARNIVAL CORPORATION LTD.		CARNIVAL PLC

By:	/s/ Enrique Miguez	By:	/s/ Enrique Miguez
Name:	Enrique Miguez	Name:	Enrique Miguez
Title:	General Counsel	Title:	General Counsel

Date: May 7, 2026		Date: May 7, 2026

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.